                                                                  EXHIBIT 10.2
                                                                  Page 1 of 4



                                 Saddlebrook
                          The Golf and Tennis Resort
                                P.O. Box 7046
                Wesley Chapel, Florida 34249 - (813) 973-1111


                    DEDICATION OF CONDOMINIUM APARTMENT TO
                 RENTAL POOL AND AGENCY APPOINTMENT AGREEMENT

  THIS AGREEMENT, made this     day of           , 198   , by and between
SADDLEBROOK RESORTS, INC., Wesley Chapel, Florida, hereinafter call "Agent," and whose address is
hereinafter called "Owner":

  WHEREAS, the undersigned is the owner of a condominium apartment which is a part of SADDLEBROOK RESORTS, the identification of which is hereinafter set forth; and

  WHEREAS, in connection with the sales of the condominium apartments in SADDLEBROOK RESORTS, a majority of the apartment purchasers have indicated a desire to dedicate their apartments to a rental pool during such periods as the Owners thereof shall not occupy the same whereby income from such operation may be shared equitably after payments to the Agent of a percentage of the income to cover the expenses of the operation and services of Agent; and

  WHEREAS, day-to-day management is required, and the Agent is prepared to assume such responsibilities according to the terms and conditions hereinafter set forth.

  NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and the mutual benefits to the respective parties, and the joining by the one or more Owners of condominium apartment units in SADDLEBROOK RESORTS, it is hereby agreed as follows:

  (1)  DEDICATION OF APARTMENT TO RENTAL POOL.  The Owner dedicates to the
rental pool his condominium apartment No.    , Bldg.    , which apartment is a

    type apartment unit, in accordance with the terms hereof.

  (2)  EXCLUSIVE AGENCY EMPLOYMENT:  Owner hereby employs Agent to manage the
rental of his unit number    for a period commencing on     , 198   , and
ending on the 31st day of December, 198 , with the understanding that the Agency will be automatically renewed on an annual basis unless either party has given written notification of termination prior to October 15th of any given year. If such notice is given, this agreement will terminate on December 31st of the year in which such notice is received.

  (3) RESERVATION OF OWNER'S OCCUPANCY. Owner agrees and hereby dedicates his apartment to the rental pool for rental occupancy for the total period of this Agreement except for the period of time hereinafter set forth which the Owner specifically reserves for his personal use, subject to the limitations set forth in paragraph (4) of this Agreement.

    (a)  Owner reserves his apartment for

                            (see attached exhibit)

    (b) Except when reserved by Owner for his personal use, Owner's apartment shall be subject to rental to such tenants as may be provided by Agent for terms of one or more days by oral or written lease or rental arrangement.

    (c) Subject to the limitations set forth in paragraph 4 of this Agreement, Owner may at any time, by written notice to Agent during the term of this Agreement, withhold his unit from such renting, for his personal use, for not more than the said limitations on Owner occupancy for the succeeding calendar year. Owner must notify Agent as to the dates to be set aside for his personal use prior to October 15th of each year. Owner understands that his failure to provide timely notification to Agent could result in the inavailability of his unit on desired dates. If Owner provides no notification to Agent it will be assumed that the Owner desires to reserve the same days for his personal use as were reserved in the previous year. Agent agrees to provide Owner with a reminder notice regarding renewal options and reservation days by mail on or before September 1st of each calendar year.

    (d) Notwithstanding any other provision set forth in this Agreement, in the event an Owner desires his own apartment other than at periods reserved by the Owner pursuant to Paragraphs 2 (a) and (c) hereof, and if said apartment is not occupied, or in the sole opinion of the Agent likely to be occupied, for all or any part of the period for which Owner desires such occupancy, the Owner may take the apartment out of the pool for such period and utilize the said apartment himself. In such event, the Owner shall give Agent a minimum of twenty-four (24) hours' written notice of such temporary removal of the apartment from the pool. In the event the apartment is occupied, or in the sole opinion, of the Agent is likely to be occupied, for all or any part of the period the Owner desires such additional occupancy, then the Owner shall have no right to remove said unit from the rental pool.

    (e) In the event that the Owner desires to occupy his own apartment, other than at a time reserved for Owner occupancy, during any period when it is dedicated to the rental pool and does not wish to remove said apartment from the rental pool, he may do so as a rental tenant and, as such, shall have preference to occupy his condominium apartment unit if the same has not been previously reserved by a tenant. Owner shall pay the prevailing rental charges as established by the Agent for said apartment.

  (4)  LIMITATIONS ON OWNER OCCUPANCY.  The parties acknowledge that in order to have a successful rental pool operation, there must be a limitation on Owner occupancy of the units so dedicated to the rental pool. It is mutually agreed that participating Owners in this rental pool are guaranteed the use of their units for forty-five (45) days per calendar, with not more than twenty-one (21) of such days to fall in the period beginning December 15th and ending April 15th. Nothing herein contained shall be construed as prohibiting a participating Owner from occupying his dedicated unit in excess of the above limitations if his unit is available in the sole judgement of the Agent. The above provision concerning occupancy is a contractual agreement between Agent and Owner. The Tax Reform Act of 1976 contains special provisions concerning the deductibility of expenses for vacation homes related to the Owner's personal occupancy. You should consult your tax advisor regarding this matter.

  (5) TERMINATION OF AGREEMENT. The parties to this Agreement, both the Owner and the Agent, may terminate this Agreement by giving not less than six (6) months' notice to the other party of his intentions to so terminate the Agreement.

                                                                    EXHIBIT 10.2
                                                                    Page 2 of 4



  (6) OWNER'S RESPONSIBILITY. Owner recognizes and agrees that his right to participate in the rental pool depends upon his maintaining the interior of his condominium apartment in a first-class occupancy condition, and Owner agrees, so long as he is a party to this Agreement, that he will so maintain the interior of his apartment. Agent, in its sole discretion shall have the right to take such steps as necessary to bring the interior of the apartment to such condition, including but not limited to redecoration of walls and ceilings and replacement or repairs of draperies, carpeting, furniture and equipment. Costs for such expenditures shall be charged against the Escrow Account more fully described hereafter in paragraph 19, and if said account is insufficient, the balance of such costs may be deducted from any amounts owning to Owner from his share of the rental pool, provided, however, that in the event the proposed expenditure would both exceed the amount in the Escrow Account and is over One Hundred ($100.00) Dollars, Agent agrees to get Owner's permission prior to making such expenditures, provided further that should Owner refuse to authorize such expenditures, Agent may forthwith terminate this Agreement. In the event Agent shall exercise its right to bring a rental unit into first-class occupancy condition as provided in this paragraph 6, subject to the Owner's right of approval, if applicable, and such expenditures exceed both the amounts in the Escrow Account and owing to Owner from his share in the rental pool, Owner agrees to promptly fully recompense Agent for the balance of said expenditures. In the event Owner fails to so recompense Agent, Agent may forthwith terminate this Agreement as to such apartment unit, and upon due notification to SADDLEBROOK RESORT CONDOMINIUM ASSOCIATION, INC., the said Association will recompense Agent and exercise such remedies against Owner and/or his apartment unit as are set forth in the Articles of Incorporation and By-Laws of such Association pertaining to assessments. Owner further agrees that the Agent shall have the right to reasonable inspection of the interior of the Owner's apartment in order to satisfy itself that the unit is being so maintained, and Agent shall at all times have a passkey to Owner's apartment. No apartment Owner shall alter any lock or install any new lock on any doors leading into his apartment without the consent of the Agent, and if such consent be given, the Agent shall be provided with a key.

  (7) DEFINITION AND ALLOCATION OF NET RENTAL INCOME. The parties agree that net rental income for purposes of this Agreement is defined as follows:
Apartment and room rentals received, less marketing surcharge of a maximum of 7 1/2% of rentals received in each calendar year, a twelve and one-half percent (12 1/2%) management fee to Agent, travel agents' commissions, reserve for bad debt and credit card expenses. The proceeds of the marketing surcharge will be made available for promoting and advertising the Saddlebrook resort operations. The remaining amount of net rental income, as defined, shall be distributed as follows:

       (a) Rental Pool Income; 45% to the rental pool, to be allocated among the Owners in accordance with the formula for calculating shares of interest as hereinafter set forth.

       (b) Occupancy Fee; 10% of Net Rental Income to the Owner of a rented apartment unit; prior to determination of the 10% occupancy fee a deduction will be made for all minor repair and replacement charges of $25 or less. Items in this category shall include but not be limited to common repair and replacement charges applicable to all units such as replacing light bulbs, air conditioner filter, and smoke detector batteries. A participant's occupancy fee is subject to the provisions of paragraphs 6 and 19.

       (c) 45% to Agent for its services as manager of the rental pool and the hotel operation.

  (8) CALCULATION OF SHARES IN RENTAL POOL. The Owner's share in the monies allocated to the rental pool shall be determined as follows:

       (a)  Unit Factor:

           A point allocation, attributable to the purchase price (furnished) of each dedicated apartment unit, will be calculated quarterly so as to determine the Owner's unit factor. The computation of this factor will be based upon the purchase price (furnished) of each apartment unit as of January 1 of each year for each type of apartment. the unit factor will be the sum total of the purchase price (furnished), as herein defined of all apartment units dedicated during the quarter, divided into the purchase price (furnished) as herein defined of the particular dedicated apartment unit. The resulting fraction shall be expressed as a decimal.

       (b)  Availability Factor:

            The summation of the number of days that all apartments are dedicated to the rental pool in the quarter shall be the denominator. The number of days that the particular dedicated apartment is in the rental pool in the quarter shall be the numerator. The resulting fraction, expressed as a decimal, shall be the availability factor for an apartment unit for that calendar quarter.

       (c)  Participation Factor:

            The unit factor shall be multiplied by the availability factor, and the resulting figure shall be the Owner's rental pool participation factor for such quarter.

       (d)  Rental Pool Income:

             The total of the participation factors for each apartment unit in the rental pool for the calendar quarter shall be divided into the total rental pool income (45% of net rental income), as herein defined, available to the rental pool participants, and the resulting figure times each Owner's participation factor shall equal his income from the rental pool for the calendar quarter.

  (9) COMPLIMENTARY ROOMS. Owner acknowledges that in connection with rental promotion activities, Agent will find it necessary and desirable to furnish complimentary rooms from time to time. Owner agrees that Agent may so furnish complimentary rooms when Agent, in its sole discretion, deems it necessary or desirable to do so and that in such event, Agent shall pay an amount representative of ten percent (10%) of the normal unit rental for each apartment unit or units which are used as complimentary rooms, and said ten percent (10%) amount shall be paid pursuant to the terms of this Agreement to the Owner of the respective apartment unit or units whose apartments have been so utilized for complimentary occupancy.

  (10) AGENT OBLIGATION FOR RENTAL EXPENSES. Owner shall have no expenses for rental operation as a deduction from net rentals except as provided in paragraph 7, so long as SADDLEBROOK RESORTS, INC. is the Agent under the Agreement, except the utilities and property taxes for his apartment, his obligations for the common element expenses under the Declaration of Condominium and the maintenance of his regular membership in SADDLEBROOK GOLF AND TENNIS CLUB in good standing.

  (11) PAYMENT OF RENTAL SHARES. Payment of rental pool shares shall be made on a quarterly basis within forty-five (45) days of the close of each calendar quarter. The Agent shall distribute to the participating Owners their respective rental and occupancy fees as heretofore provided, based on their respective participating factors for that calendar quarter accompanying such distribution with adequate accounting data in support thereof, such payments to be subject to all provisions of this Agreement.

  (12) OWNER'S OBLIGATIONS. In addition to and not in limitation of the obligations at law of Owner as a lessor, Owner covenants as follows:

       (a) Punctually and fully to perform Owner's obligation as a condominium owner in SADDLEBROOK RESORTS, including payment of the periodic charges and assessments attributable to condominium ownership.

                                                                    EXHIBIT 10.2
                                                                    Page 3 of 4



    (b) To keep Owner's apartment furnished to the extent and in the manner reasonably required by Agent as necessary for rental purposes hereunder. In order to maintain the quality of the Owner's apartment comparable with other rental units in SADDLEBROOK RESORTS, Agent is authorized to establish required minimum quantity and style of furnishings and equipment for purposes of efficient rental pool operations.

    (c) Subject to Owner's rights of privacy during periods of Owner occupancy of Owner's apartment, to permit Agent and tenants access to Owner's apartment consistent with rental occupancy hereunder.

    (d) Not to leave upon the premises valuable personal effects or matters of a nature unsuitable for rental occupancy.

    (e) To maintain during the term of the Agreement a regular membership in SADDLEBROOK GOLF AND TENNIS CLUB for each non-connecting unit in the rental pool and to authorize SADDLEBROOK to issue a guest card to tenants of Owner's apartment authorizing the tenant during his tenancy to use the facilities of SADDLEBROOK upon payment by the tenant of such costs and charges which the Club may make for any and all services and facilities and upon tenant's complying with all rules and regulations of the Club. The Owner shall not be liable for any charges or expenses of tenant in connection with his use of the Club facilities and services, and if any credit is extended by SADDLEBROOK GOLF AND TENNIS CLUB to tenant, the Club shall be responsible for the collection of the indebtedness.

    (f) To authorize the Agent to utilize seasonal rates, to grant discounts in room rates to individuals and/or groups and to utilize package plans. All package plan discounts will be allocated on a pro-rata basis to all cost centers affected.

  (13) EXTENSION OF RENTAL POOL. It is recognized that Agent plans to expand the present condominium development of the property it owns or acquires in Pasco County, Florida, if there is good public acceptance of same. In such event, it is recognized that it may be economically desirable to extend the rental pool hereunder on a common basis with other condominium projects and with common agency management. Agent therefore is specifically permitted to undertake the duties as Agent under similar rental pool arrangements to this one for other condominium apartments which are a part of SADDLEBROOK RESORTS and, to the extent that such rental pool is on a common basis with the terms hereof, to apply common administration to the rental pool so created on a basis of equitable participation by condominium apartment units subjected to the terms hereof or of similar agreements to this one.

  (14) ACCOUNTING AND RECORDS. Agent shall cause appropriate books and records to be maintained for the rental pool, which books and records shall be subject to examination by or on behalf of participating Owners at any and all reasonable times. In addition to quarterly distribution of accounting data in connection with distribution of rental shares as per paragraph 11 hereof, Agent will cause an annual summary to be distributed to each Owner in such form as is useful for Owner's income, expense, tax, and depreciation records.

  (15) TERMINATION. Agent may terminate its designation hereunder upon giving of six (6) months' written notice. Such termination will not of itself terminate the rental pool, and the Owners participating therein may designate a replacement manager for the performance of Agent's duties hereunder effective with such termination. Terms of successor agent's appointment shall be as agreed between Owners and such successor and, to the extent that such successor agent does not thereby assume the Agent's duties hereunder, the same shall be the obligation and expense of the participating Owners. Upon expiration of the term hereof, or as the same may be renewed or upon termination hereof by Agent under the provisions of this paragraph, Agent will offer for sale to the management of the rental pool Owner's participating in the rental pool at the then amortized cost thereof, the innkeeper's supplies then in use by Agent in the management of the rental pool hereunder, and if the same be purchased by participants for continuing rental pool, the expense of such acquisition shall require the Agent to acquire charge against the Owners electing to participate therein, provided, however, that nothing herein shall require the Agent to acquire innkeeper's supplies should Agent engage the services of an independent operating firm as hereinafter provided. Participating Owners may individually withdraw from the rental pool upon six (6) months' written notice to Agent as heretofore provided. Such withdrawal by an individual Owner shall not terminate the rental pool as between Agent and other participating Owners. In the event of transfer by Owner of his condominium apartment in the SADDLEBROOK project to a new owner, any such sale shall be subject to the current rental reservations for a period of six months after closing, however, the successor owner shall not otherwise be a participating member of the rental pool except by joining as a party thereto by execution and delivery of a similar agreement to this Agreement.

  (16) INSURANCE. Owner recognizes that the maintenance of fire and extended coverage insurance upon the common property of the condominium project is an ordinary and assessable cost of the condominium, exclusive of the agency arrangements hereunder. Additionally, Owner recognizes the maintenance of fire and extended coverage insurance upon Owner's property located at Owner's apartment unit in the condominium project is the Owner's own responsibility. Recognizing that the conduct of the rental pool hereunder is for the common benefit of the participants, Owner covenants that he will maintain such additional insurance as he deems necessary with the subrogation waiver clause provisions, and Owner hereby waives subrogation as to damage or destruction of his property to the extent that the same may occur during or arise in connection with rental occupancy thereof or the conduct of the rental pool hereunder. Agent will procure, as a rental pool expense chargeable to Agent's share of the rental income, liability insurance protecting the rental pool, the participants therein and the Agent as to liability for property damage, bodily injury or death occurring or claimed to occur by reason of or connected with the rental pool operations hereunder or the conditions of the rented property or common property therewith. Agent is further authorized, but only as Agent may determine economically feasible, in the name of itself and the rental pool, to procure burglary and theft insurance, use and occupancy insurance and fidelity bond coverages.

  (17) MAINTENANCE OF OWNER'S APARTMENT UNIT. The Agent is not responsible for repair, restoration, redecorating or other expenses arising by reason of ordinary wear, tear, obsolescence and depreciation. Owner recognizes such expenditures as within Owner's responsibility and, to the extent connected with rental pool participation, adequately compensated by the occupancy fee provided for in paragraph 7(b) hereof.

  (18) AGENT'S DELEGATION OF DUTIES TO AN INDEPENDENT OPERATOR. The parties agree that Agent has the right to delegate many of Agent's duties to an independent operating corporation at Agent's discretion. Such delegation may include, but is not limited to, arranging for all advertising and promotion, employing a general manager and other necessary personnel, maintaining the books and records of the rental pool, staffing and operating a rental reservation system and any and all other operations and employment of personnel which are consistent with the operation and maintenance of a recreational resort facility. Owner shall have no liability for any charges made to Agent for the services of such independent operator, and any and all cost for such services shall be paid by Agent out of its portion of the gross rentals.

  (19) ESCROW ACCOUNT. Agent will establish an Escrow Account in which shall be deposited quarterly Owner's ten percent (10%) occupancy (which equals 10% of the net rental income) for use of its individual apartment in the rental pool, such ten percent (10%) occupancy fee being heretofore more fully described in paragraph 7(b). The Escrow Account is established for the purpose of enabling Agent to have funds on hand from which Agent, at its sole discretion, may maintain in the interior of each apartment, including maintenance, redecoration, repair and/or replacement of walls, ceilings, floors, carpeting, furniture, fixtures and equipment, such redecoration, repairs and replacement being necessitated by normal wear and use. The parties acknowledge that establishment of such account and the repair, replacement and redecoration is necessary to keep all participating apartments in the rental pool up to standards established for SADDLEBROOK. Subject to limitations set forth in paragraph 6, Agent, in its sole discretion, shall have the

                                                                    EXHIBIT 10.2
                                                                    Page 4 of 4



right to expend from said Escrow Account such funds as are therein set aside for such redecoration, repairs and replacement. Agent agrees that each apartment in the rental pool shall be maintained in a condition with the standards established for SADDLEBROOK as a resort hotel, and Owner agrees that he will provide such additional funds as are necessary for this maintenance and upkeep upon request of management. Thereafter, Agent shall deposit the Owner's occupancy fee into the Escrow Account until such time as the Owner shall have on deposit in said Escrow Account twenty percent (20%) of the then existing value of the standard furniture package for condominium apartment unit comparable to Owner's unit. Additional funds will be deposited from Owner's occupancy fees from time to time in order to maintain Owner's interest in the Escrow Account at the level as heretofore described. The Escrow Account shall be an interest-bearing account to the extent practicable, and interest shall be credited to the respected apartment Owner's share of the funds in said account. Agent shall annually report to the apartment Owner on all expenditures made from said Escrow Account on his apartment and as to the balance remaining in said Escrow Account together with any interest accrued thereon. If an Owner's Escrow Account, including interest, shall exceed the twenty percent (20%) maximum, the excess will be refunded on an annual basis. In the event the Owner should sell his unit, the Escrow balance shall be returned to him within forty-five (45) days from the transfer of ownership and the new owner shall be required to deposit $500.00 into the Reserve Account if he elects to participate in the SADDLEBROOK rental pool.

  (20) NOTICES, ASSIGNMENT AND ENFORCEMENT. Notices required or appropriate hereunder may be given in writing, addressed to the recipient at the address set forth above as to Agent, or set forth below as to Owner and deposited in the United States mails, postage prepaid, and in such case shall be deemed received on the fifth business day following such dispatch. Either party, by written notice, may provide a different address for the receipt of notice hereunder. Because of the necessity of dependable performance by the parties hereto of their respective undertakings, neither party may assign its rights or obligations hereunder to any other person or party except with written consent of the other party hereto, other than as provided in paragraph 18 hereof. This Agreement is binding upon and for the benefit of the respective parties, their heirs, representatives, successors and to the extent permitted hereby, their respective assigns. In the event an action is brought to enforce the terms hereof, the prevailing party shall be entitled to recover the expenses of such action, including reasonable attorney's fees therefor.

  (21) CONDITIONS OF OCCUPANCY. Agent may enter Owner's apartment, and Agent may remove such personal effects as Agent determines appropriate to be moved, storing the same for reinstallation at the end of the rental period, provided, however, that nothing herein shall obligate Agent to so remove such personal effects or create any liability against Agent for the failure to remove such personal effects. Agent will cause the apartment to be cleaned and prepared for rental occupancy and so maintained during rental occupancy. At the termination of rental occupancy, Agent will remove linens and supplies utilized for such occupancy and will replace linens and any personal effects of Owner, leaving the premises for re-occupancy by Owner.

  (22)  MISCELLANEOUS MATTERS.

     (a) This Agreement contains all the terms and conditions agreed to between the parties, and any amendments or modifications shall be in writing and executed with the same formality at this Agreement.

     (b) Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

     (c) The parties agree that this Agreement shall be interpreted under the laws of the State of Florida and that the invalidity of one or more parts of the Agreement shall not affect the remaining parts of the Agreement.


Signed sealed and delivered in the presence of            SADDLEBROOK RESORTS, INC.

                                                          By
---------------------------------                         ----------------------------------
                          Witness                                       Agent

---------------------------------
As to Agent               Witness



X
---------------------------------                         ----------------------------------
                          Witness                                         Owner

X
---------------------------------                         ----------------------------------
                          Witness                                         Owner


                                                          ----------------------------------
                                                                          Address

                                                          ----------------------------------
                                                            Social Security Number of Owner